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                            SCHEDULE 14A INFORMATION
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                     of the Securities Exchange Act of 1934


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                        Suburban Lodges of America, Inc.
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                (Name of Registrant as Specified In Its Charter)

                               Raymond A.D. French
                                 Paul R. Coulson
                        Sharwell Securities Trading Ltd.
                                Kappa Alpha Ltd.
                          Hibernian Investment Managers
                        Yeoman International Holdings S.A
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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The following is a press release issued by Raymond A.D. French on May 7, 2001.

French and Coulson criticize SLAM's Governance "Smoke Screen"


New York, New York - May 7, 2001 - Ray French and Paul Coulson, who are waging a proxy contest for election to the board of Suburban Lodges of America, Inc. (NASDAQ:SLAM), today called on Suburban Lodges to make meaningful and permanent changes to the company's corporate governance structure.

        Last Friday the company announced that it had removed the 'dead hand' provisions from its poison pill, but the board retained the poison pill itself and the right to reinstate the dead hand provisions at any time without shareholder approval.

        "The fact that the board did not make this change permanent, makes it meaningless. If the Board had been serious about fixing the Company's poison pill," Mr. French said, "they would have made the pill "chewable" and eliminated the right of the Board to reinstate the dead hand by amending the pill. The way things stand now, anytime the board feels threatened by a possible bid for the company, they can reinstate the dead hand. Their action last Friday was nothing more than a smokescreen. I have a lot of confidence in the Company's shareholders, and I'm sure they won't be fooled by this pre-election ploy."

        Mr. French said, "Instead of offering minimal cosmetic changes, the Board needs to get serious about addressing the Company's corporate governance problems. Serious changes are needed if shareholders are to have a stronger voice in major decisions about the Company's future:"

        - NEED FOR INDEPENDENT DIRECTORS. Two members of the Audit and Compensation Committees and members of their families have business relationships with the Company that, Mr. French and Mr. Coulson believe, should disqualify them from serving on these Committees. These two directors are also Mr. French's and Mr. Coulson's opponents for election to the Board.

        - ELIMINATION OF STAGGERED BOARD. Their current staggered board serves to prevent the stockholders of the company from electing an entirely new Board selected by them at any single Annual Meeting.

        - CHEWABLE POISON PILL WITH NO DEAD HAND - EVER. Not only was it wrong for the Board to reserve the right to reinstate the dead hand, Mr. French said, they should have made the pill 'chewable' so that the stockholders would be given the choice to redeem it if the company received a takeover offer at a premium that they wanted to accept.

        - NO OPT-OUT OF GEORGIA ANTI-TAKEOVER LAW. They have not chosen to opt out of the Georgia anti-takeover law, thereby making it more difficult for another company to acquire Suburban Lodges.
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        Mr. French said: "The company has a strong arsenal of anti-takeover defenses that can allow current management to reject a takeover offer, even if it provides a significant premium to shareholders. If elected, we intend to replace those defenses with a corporate governance structure that gives the shareholders themselves the ability to reject or accept takeover offers for their shares. In fact, as Directors committed to an unlocking of shareholder value, we will encourage potential buyers to make premium-to-market offers for the Company."

        DEAD HAND POISON PILL. The term "dead hand poison pill" refers to a provision that allows only "continuing directors" to redeem the pill. Continuing directors are directors who were in office at a particular point in time (such as when the pill was adopted) or are nominated by Continuing Directors. If a poison pill has a dead hand feature, shareholders who favor an acquisition proposal opposed by the board can not neutralize the pill by electing a new board majority who, subject to their fiduciary duties, will redeem the pill in order to sell the Company at the highest available price.

        The dead hand pill is widely considered to be one of the most egregious anti-takeover defenses, and, although legal in Georgia, is not even enforceable in many states, such as Delaware.

        "If Suburban Lodges' nominees for Director are elected," Mr. French said, " there will be nothing to stop them from reinstating an even stronger version of the 'dead hand' pill after the Annual Meeting if the company were the target of a takeover, even if shareholders supported such a takeover. It is very telling that, prior to our proxy contest, the current board never showed any indication whatsoever of instituting shareholder-friendly corporate governance improvements."

        If elected, Ray French and Paul Coulson are committed to pushing for meaningful and permanent improvements in the Company's corporate governance. French and Coulson believe the first and most important of these improvements is the achievement of a Board with a majority of independent Directors who will put shareholders' interests, and only shareholders' interests, first. Shareholders who want a Board free of conflicts of interest, and committed only to their best interests, should send in their GOLD proxy cards and discard the white proxy card mailed by management.

        French and Coulson encourage shareholders to call their proxy solicitor MacKenzie Partners, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free) with any questions they might have about how to vote their GOLD proxy cards. Or, if shareholders would like to speak with Ray French directly, he can be reached at (212) 582-0900 or (516) 924-1176.

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